Exhibit 99.1

Solta Medical to Raise $17.2 million in Private Placement

Provides Preliminary Q4 2009 Revenue Estimate of $28.0 Million to $29.0 Million

Hayward, Calif., January 8, 2010 – Solta Medical, Inc. today announced that it has obtained commitments from accredited institutional investors to purchase approximately $17.2 million of its common stock and warrants in a private placement. The financing was led by existing investor Longitude Capital and new investor Great Point Partners along with participation from other existing investors. Solta has entered into a securities purchase agreement with the investors pursuant to which Solta will sell an aggregate of 8,259,704 shares of its common stock and warrants to purchase up to 4,264,852 additional shares of common stock. Each unit, consisting of one share of common stock and a warrant to purchase one-half of a share of common stock, will be sold for a purchase price of $2.02, equal to the closing price of the common stock as reported on the Nasdaq Global Market on January 6, 2010. The private placement is subject to customary closing conditions and is expected to close within a week’s time. Morgan Keegan & Company, Inc. acted as the sole placement agent and FTN Equity Capital Markets Corporation acted as a financial advisor.

Proceeds from the private placement are expected to be used for general corporate and working capital purposes, as well as to opportunistically pursue strategic initiatives.

The warrants will be exercisable at an exercise price equal to $2.121, which represents a 5% premium over the closing price of the common stock as reported on the Nasdaq Global Market on January 6, 2010. The warrants are exercisable commencing on the six-month anniversary of the closing and will expire five and a half years from the date of issuance.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Solta has agreed to file a registration statement under the Securities Act covering the resale of the shares of common stock, including shares issuable upon exercise of the warrants, to be sold in the private placement.

Solta today also announced a preliminary estimate of revenue for the fourth quarter of 2009 to be in the range of $28.0 million to $29.0 million. In addition, the company reiterated that it expects to:

•	Generate positive non-GAAP EBITDA for the fourth quarter and the full year 2009; and

•	Achieve a non-GAAP gross margin in the range of 64% to 66% for the full year 2009, excluding non-cash amortization charges and non-cash purchase price related charges.

Non-GAAP Presentation

To supplement the preliminary revenue estimate presented on a GAAP basis, management has provided non-GAAP EBITDA and non-GAAP gross margin that exclude the impact of purchase price related charges, severance costs, merger related costs, extraordinary loss on investments and stock-based compensation expenses, all net of income taxes. Solta believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of Solta’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measures, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Solta’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of actual GAAP and non-GAAP financial measures to be provided in Solta’s upcoming earnings release for the fourth quarter and year ended December 31, 2009.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Solta Medical, Inc. common stock under the resale registration statement will be made only by means of a prospectus. For additional information, please refer to Solta Medical’s current reports on Form 8-K to be filed with the Securities and Exchange Commission with respect to the private placement.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients which enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed worldwide. Thermage and Fraxel are the perfect complement for any aesthetic practice. Our products are available in over 100 countries. For more information about Solta Medical, call 877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the private placement, use of proceeds and our financial goals for 2009. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include, but are not limited to, the ability to meet certain closing conditions of the private placement, the possibility that the market for the sale of our new products and initiatives does not develop as expected, the remaining risks and uncertainties with the Reliant Technologies integration process, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2008, its Form 10-Q for the quarter ended September 30, 2009, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.